EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2013 YEAR-END AND
FOURTH-QUARTER  RESULTS

MONROE, MI., June 18, 2013—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2013 full year and fourth quarter ended April 27, 2013.

Fiscal 2013 fourth-quarter highlights:

•	Consolidated sales for the fourth quarter increased 9.8% compared with the fiscal 2012 fourth quarter;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 11.2% for the fourth quarter on top of a 10% increase in last year’s fourth quarter;
•	Consolidated operating income increased 55% to $26.2 million compared with $16.9 million in the fiscal 2012 fourth quarter;
•	The company generated cash from operations of $35.0 million during the quarter after making a $20 million discretionary cash contribution to fund its pension plan;
•	The upholstery segment posted a 10.7% operating margin versus 10.1% in last year’s fourth quarter; and
•	The retail segment posted operating income of $4.0 million, with a 5.4% operating margin, compared with an operating loss of $1.1 million, or a (2.0%) operating margin, in last year’s fourth quarter.

Fiscal 2013 full-year highlights:

•	Consolidated sales for the full fiscal 2013 year increased 8.2%, or $101 million, compared with fiscal 2012;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 12.7% for the full fiscal 2013 year;
•	Consolidated operating income increased 36.3% to $67.6 million from $49.6 million in fiscal 2012;
•	The company generated cash from operations of $68.4 million for the year, after $23.5 million in cash contributions to fund its pension plan;
•	The upholstery segment’s operating margin was 9.1% compared with 8.4% in fiscal 2012;
•	The retail segment turned profitable, posting operating income of $4.1 million, or a 1.5% operating margin, compared with an operating loss of $7.8 million, or a (3.6%) operating margin in fiscal 2012; and
•	The company reinstated its quarterly dividend, in December 2012, at a rate of $0.04 per share.

Sales for the fiscal 2013 fourth quarter were $359.5 million, up 9.8% compared with the prior year’s fourth quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $18.3 million, or $0.33 per diluted share, including a $0.03 per share benefit due mainly to foreign and state taxes.  This compares with last year’s fourth quarter results of $19.6 million, or $0.37 per diluted share, of which $0.19 per share related to anti-dumping duties.

Sales for the full fiscal year 2013 were $1.3 billion, an increase of 8.2% over fiscal 2012.  The company reported net income attributable to La-Z-Boy Incorporated of $46.4 million, or $0.85 per diluted share, versus $88.0 million, or $1.64 per diluted share in fiscal 2012.  The fiscal 2013 results include $0.03 per share in restructuring charges related to the company’s casegoods segment, $0.06 in an after-tax gain related to the sale of investments and a $0.03 per share benefit due mainly to foreign and state taxes.  Last year’s full-year results included $0.88 per share related to a reduction of valuation reserves against the company’s deferred tax assets and $0.21 per share in anti-dumping duties.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We are pleased with our results for the quarter and full year and believe they demonstrate the successful execution and effectiveness of our strategic plan to operate as an efficient integrated retailer, through which we are enjoying a double-digit wholesale/retail margin.  For the year, we increased sales, delivered a significant increase in our consolidated operating income, achieved profitability in our retail segment, strengthened our balance sheet, and reinstated our dividend.  We believe many growth opportunities exist to maximize our business model, making for an exciting future in which we plan to leverage the solid strategic and operating platforms we have established over the past several years.”

Fiscal 2013 Fourth Quarter -- Wholesale Segments

For the fiscal 2013 fourth quarter, sales in the company’s upholstery segment increased 8.4% to $289.4 million from $266.9 million in the prior year’s fourth quarter.  The operating margin for the quarter increased to 10.7% compared with 10.1% in last year’s fourth quarter.  In the casegoods segment, sales for the fiscal 2013 fourth quarter were $32.2 million, down 8.7% from $35.3 million in the fiscal 2012 fourth quarter, and the operating margin for the segment declined to 0.8% from 3.3% in last year’s fourth quarter.

Darrow commented, “On the sales side, we continued to experience momentum across the upholstery segment for the quarter, partially driven by the double-digit same-store written sales increase for the La-Z-Boy Furniture Galleries® store network.  This comparative follows two years of double-digit increases in same-store sales for the network, which is indicative of our brand strength, the consumer’s enhanced appreciation for our product offering and ongoing market share gains.  We are increasing our investment in our brand advertising platform to further educate consumers about the breadth of our product offering and the services they can expect to receive throughout our dealer network and are confident the additional spend will deliver results.  On the operating side, our margin performance for the quarter and year demonstrate the efficiencies with which we are running our manufacturing facilities.  In terms of growth, we are focused on maximizing the potential of our branded outlets throughout North America, which today number 878, and have an objective of reaching approximately 1,000 locations divided between La-Z-Boy Furniture Galleries® stores and Comfort Studios® in the next few years.  The company and our dealers have confidence that pursuing this build-out strategy is the best way to grow the La-Z-Boy branded business and generate increased returns as the additional volume will enable us to further maximize our lean operating structure.”

Darrow continued, “New product lines and customers across our various operating companies are helping to drive growth.  For example, at the April Furniture Market in High Point, England introduced a new line of furniture to broaden its offering, including a collection of affordably priced motion furniture and a line of more modern, stationary furniture.  In our casegoods segment, although sales decreased for the quarter, our variable cost structure allowed us to maintain profitability.  Our occasional and wood accent piece business continues to exhibit stronger performance compared with full dining room and bedroom groups in this macroeconomic environment.  However, we believe the casegoods industry as a whole is poised to benefit from a strengthening housing market.”

Retail Segment
For the fiscal 2013 fourth quarter, retail delivered sales were $73.6 million, up 32.5% compared with the fourth quarter of last year. Excluding the southern Ohio and other new stores, delivered sales for the core 79 stores included in last year’s fourth quarter increased 12.5%.  The retail segment posted an operating profit of $4.0 million, or an operating margin of 5.4% for the quarter.  This compares with an operating loss of $1.1 million, or an operating margin of (2.0%) in last year’s fourth quarter.  The segment was profitable for the full fiscal 2013 year, with operating income of $4.1 million.

Darrow stated, “Last quarter, our retail segment turned profitable and the fiscal 2013 fourth quarter marks the 17th consecutive quarterly improvement over prior-year performance.  Our results for the quarter were partially driven by increases in traffic and average ticket combined with a more favorable merchandising mix.  As volume grows, we should be able to leverage our SG&A expense.  We look forward to growing our company-owned store base through a combination of expansion in existing markets and entry into new markets in need of additional distribution outlets. ”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the fourth quarter of fiscal 2013, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 11.2% versus last year’s fourth quarter.

Total written sales, which include new and closed stores, for the fourth quarter, were up 13.0%.   At the end of the fourth quarter, the La-Z-Boy Furniture Galleries® store system was composed of 313 stand-alone stores.

For fiscal 2014, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, is planning for approximately 20 store projects, including openings, remodels and relocations.  In fiscal 2013, six stores were opened, five stores were remodeled, three stores were relocated and five stores were closed.  At the end of fiscal 2013, 14 stores of the total 313 were in the new concept design format introduced in 2011.

Balance Sheet and Cash Flow

During the quarter, the company generated $35.0 million in cash from operating activities, after making a discretionary $20 million cash contribution to fund its pension plan.  La-Z-Boy ended the year with $131.1 million in cash and cash equivalents, $30 million in investments and $12.7 million in restricted cash.  Total debt stood at $8.1 million and the company’s debt to capital ratio was 1.6%, equal to the prior quarter and down from 2.1% at the end of fiscal 2012.   During fiscal 2013, the company purchased 0.7 million shares of stock in the open market under its existing authorized share purchase program, including 0.3 million in the fourth quarter, leaving 4.2 million shares remaining in the program.

Business Outlook

Darrow stated, “We are confident the integrated retail model developed over the last several years is the right strategy to take our company forward to deliver profitable growth.  Our operating platform is efficient and that, combined with the strongest brand in the industry, positions us to continue to benefit from a strengthening economy, particularly with an ongoing recovery in the housing market.  We have much to look forward to in terms of increasing the value of our enterprise through the build out of La-Z-Boy branded outlets throughout North America and have every intention of aggressively pursuing many and varied growth opportunities.  The furniture industry typically experiences weaker demand during the summer months and, as a result, our plants shut down for one week of vacation and maintenance during the first quarter, which ends in July.  Accordingly, the first quarter is usually our weakest in terms of sales and earnings. Due to seasonality, we ship product for 12 weeks instead of the usual 13 weeks.”

Conference Call
La-Z-Boy will hold a conference call with the investment community on Wednesday, June 19, 2013, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return any of the Continued Dumping and Subsidy Offset Act distributions we have received; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology conversions or system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) our ability to successfully integrate acquired businesses and realize the benefit of anticipated synergies; and (u) those matters discussed in Item 1A of our fiscal 2013 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods segment consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned Retail segment includes 94 of the 313 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 313 stand-alone La-Z-Boy Furniture Galleries® stores and 565 independent Comfort Studios® locations, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.